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                                                                   Exhibit 10.01

                                     RELEASE

Dana Siebert
4384 North Shasta Loop                                             April 6, 2001
Eugene, OR 97405

Dear Dana:

Your employment with Symantec Corporation will terminate effective as of June 30, 2001. You will receive your base salary and benefits made generally available to all employees until that time. You will also receive an appropriate payment under the FY2001 SVP Annual Incentive Plan, but will not be entitled to any other bonuses. The intent of this Severance and Release Agreement is to mutually, amicably and finally resolve all issues and claims surrounding your resignation from Symantec. This Severance Agreement and Release Statement is in no way an admission of any liability on the part of Symantec. In exchange for this Release, you will receive the following:

Payment. You will receive a lump sum payment equivalent to eighteen months base salary. This lump sum payment shall represent general damages for mental and emotional distress resulting from this situation. You agree to hold Symantec harmless for any tax liability resulting from characterization of the payment in this manner.

Company Property. You may retain the IBM ThinkPad computer now in your possession, including accessories and peripherals, as well as your Nokia cell phone as part of this agreement.

Benefits. You have the option to extend the health insurance coverage currently provided by the Company for a period of 18 months from the Termination Date pursuant to the terms and conditions of COBRA. You have 60 days from the Termination Date to notify the Company in writing of your election to so continue your continuation coverage. If you elect to extend your health benefits coverage through COBRA, Symantec will pay for up to six months of such coverage.

Stock. You shall have the right to exercise any vested stock options for 90 days after termination of your employment in accordance with the terms of the stock agreement.

Release Statement. In consideration for the payments and other benefits described above, you and your heirs, successors and assigns, hereby release Symantec and its affiliated entities, as well as, its officers, directors, agents, employees, shareholders, successors and assigns from any claims and actions whatsoever arising out of your employment, including but not limited to the following:


      - All wrongful discharge claims; any claims for attorney's fees and costs.

      - All claims relating to any contract of employment, expressed or implied.

      -     Any covenant of good faith & fair dealing, expressed or implied.



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      -     Any tort of any nature.

      -     Any federal, state or municipal statute or ordinance.

      - Any claims under the California Fair Employment and Housing Act; Title VII, Civil Rights Act of 1964; Age Discrimination in Employment Act of 1967.

      -     Any other laws or regulations relating to employment discrimination.

This release does not apply to that certain Indemnity Agreement, dated June 30, 1992, between you and Symantec, which will remain in effect.

Symantec hereby releases you and your heirs, successors and assigns for any liabilities associated with and arising out of your employment with Symantec.

In signing this Agreement, you have read the statement below, Section 1542 of the Civil Code of the State of California, which provides as follows:

        " A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

By reading this statement, you understand that Section 1542 gives you the right not to release existing claims of which you may currently know, unless you voluntarily choose to waive this right. Having been apprised of this, you nevertheless voluntarily elect to waive the rights outlined in Section 1542 and assume all risks for claims which may now exist in your favor, known or unknown, from the subject of this Agreement.

For a period of twelve months after your employment with Symantec ends, you shall not, directly or indirectly, individually or as an employee, partner, officer or shareholder or in any other capacity whatsoever (other than as a director) of or for any person, firm, partnership, company or corporation other than Symantec or its subsidiaries,

        (i) own, manage, operate, control or participate in the ownership, management, operation, or control of any business engaged in the design, research, development, marketing, sales, or licensing of virus protection, intrusion detection, Firewall/VPN, Vulnerability management, content filtering, web access management computer software that is competitive with any computer software products or services created, distributed or known by you to be under development by Symantec or any of its subsidiaries prior to the termination of your employment with Symantec; or

        (ii) recruit, attempt to hire, solicit, assist others in recruiting or hiring, or refer to others concerning employment, any person who is or was as of March 31, 2001, an employee of Symantec or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Symantec or any of its subsidiaries.


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The foregoing restrictions will not apply to your personal investments in publicly traded corporations regardless of the business they are engaged in, provided that you do not at any time own in excess of three percent (3%) of the issued and outstanding stock of any such corporation. The foregoing restrictions also will not apply with respect to a business where such business is incidentally engaged in the activities described in (i) above and where you do not have any involvement with such activities on behalf of such business. For purposes of the preceding sentence, "incidentally engaged in" shall mean that the revenue from such activities does not, and is not planned to, constitute more than 20% of the total revenues of such business. In addition, we have agreed that the foregoing restrictions do not prevent you from recruiting or hiring Jan Pelzel, currently working as your assistant.

You acknowledge that Symantec has advised you to consult with an attorney before signing this Release; advised you that you have twenty-one (21) days in which to consider whether you should sign the Release; and advised you that if you signed the Release, you would be given seven (7) days after the date on which you signed the Release to revoke it and that the Release would not be effective until the seven-day period has lapsed document and that all consideration to be paid to you for your agreement will be paid only at the end of that seven (7) day revocation period.

This Agreement constitutes the entire understanding of the parties on the subjects covered. Your signature below expressly warrants that you have read and fully understand this Agreement, and that you had the opportunity to consult legal counsel of your own choosing. You are not executing this Release in reliance of any promises, representations or inducements other than those in the document and you are doing so voluntarily, free of any coercion. This release will be effective on the eighth (8th) day after you sign it. This agreement shall be governed by Oregon Law.


Dana Siebert
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Employee:                     Date


Kerre Slayton
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Symantec:                     Date



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